Exhibit 10.7

As of March 19, 2005

Mr. Michael W. Palkovic
26 Silveroak
Irvine, CA 92620

Dear Michael,

This letter agreement ("Agreement") provides the terms of your employment with The DIRECTV Group, Inc. (the "Company") and amends and restates in its entirety the letter agreement dated as of February 1, 2004 (the "Prior Agreement") between DIRECTV, Inc. ("DIRECTV") and you, except as otherwise provided herein.

1.
(a) The Company, through DIRECTV, hereby continues your employment for a period commencing on the date hereof and ending on the third anniversary of the date of this Agreement (the "Term").

  (b) If you continue in the employ of the Company after the end of the Term and an extension of your employment has not been negotiated, your employment shall be on an at-will basis at the weekly salary rate paid during your last regular pay period hereunder.

2.
(a) For your services hereunder the Company will, on regular pay dates as then in effect under applicable Company policy, pay you a base salary of $675,000. In addition, you shall be eligible for annual salary increases generally commensurate with comparable executives of the Company.

  (b) You shall also receive an annual bonus based on the achievement of certain targets established by the CEO of the Company. If you achieve such targets, your annual bonus shall be no less than 65% of your then current salary (the "Target Bonus").

  (c) You shall also receive equity compensation (e.g., options or restricted stock) consistent with grants to senior executives of a comparable level of the Company.

  (d) You shall receive vacation and other perquisites and all other benefits generally commensurate with comparable executives of the Company. You shall be entitled to participate in all other benefits plans available to senior executives of the Company (e.g., pension, profit-sharing, 401(k), group medical, disability, life insurance).

3.
(a) You shall serve as Executive Vice President and Chief Financial Officer of the Company and of DIRECTV Holdings LLC and its subsidiaries, including DIRECTV. You will report directly to the Chief Executive Officer or Chief Operating Officer of the Company, or to an executive officer of the Company with substantially equivalent responsibilities. You shall be based in Los Angeles, California subject to such travel as the rendering of the services hereunder may require.

  (b) If you are elected a member of the Board of Directors or to any other office of the Company or any of its affiliates, you agree to serve in such capacity or capacities without additional compensation, unless additional compensation or benefits are paid to comparable executives.

  (c) You hereby accept such employment and agree to devote your full time and attention as necessary to fulfill all of the duties of your employment hereunder. During the term of your employment and for a period of one year thereafter, you will not, in any manner directly or indirectly, engage in any business which competes with the Company of any of its affiliates and will not directly or indirectly own, manage operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or connected in any manner with any corporation, firm or business that is so engaged. The foregoing does not prohibit you from owning less than five percent (5%) of the outstanding common stock of any company whose shares are publicly traded nor from serving on the board of directors of other companies, if approved by the CEO of the Company.

4.
(a) The DIRECTV Group, Inc. (formerly Hughes Electronics Corporation) Executive Change in Control Severance Agreement dated July 9, 2001, as amended on December 16, 2003, and as further amended by the Prior Agreement on February 1, 2004 between the Company and you (the "Change in Control Agreement"), shall continue in full force and effect, including with respect to your termination for Cause or Good Reason (each as defined in the Change in Control Agreement) You hereby acknowledge that nothing contained in this Agreement constitutes grounds for you to terminate your employment for Good Reason (as defined in the Change in Control Agreement).

  (b) If you are terminated for Cause (as defined in the Change in Control Agreement), you shall be entitled only to payment of your base salary, accrued vacation pay, benefits to the extent vested if in accordance with applicable plans and programs of the Company and reimbursement of reasonable expenses to the extent properly vouchered, all through the date of termination of your employment for Cause.

  (c) If your employment is terminated due to death, your estate or beneficiaries, as the case may be, shall be entitled to:

    (i)
    payment of base salary, accrued vacation pay and reimbursement of reasonable expenses to the extent properly vouchered, all through the date of termination;

    (ii)
    payment of the pro-rated portion of the annual bonus that you received for the fiscal year immediately preceding the date of termination; and

    (iii)
    other or additional benefits in accordance with applicable plans and programs of the Company.

  (d) If your employment is terminated due to disability (as defined below), you shall be entitled to the following (but in no event less than the benefits due to you under the then current disability program of the Company):

    (i)
    payment of base salary, accrued vacation pay and reimbursement of reasonable expenses to the extent properly vouchered, all through the date of termination;

    (ii)
    payment of the pro-rated portion of the annual bonus that you received for the fiscal year immediately preceding the date of termination;

    (iii)
    until the earlier of the end of such disability and the end of the Term, continued participation in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which you were participating on the date of termination; and

    (iv)
    other or additional benefits in accordance with applicable plans and programs of the Company.

  For purposes of the Agreement, "disability" shall mean your inability to substantially perform your duties and responsibilities under this agreement for a period of 120 consecutive days.

  (e) If the Company terminates your employment for any reason other than those defined in paragraphs 4 (b), (c) or (d) above, then you shall be entitled to the greater of:

(i)	(A)	payment of your then current base salary through the end of the Term;
	(B)	payment of your pro-rated Target Bonus for the year in which you are terminated;
(C)
all other benefits as would be called for under this Agreement had your employment not been terminated, until the earlier of the expiration of the Term or until you receive coverage and benefits under the plans and programs of a subsequent employer; or
(ii)	all payments and benefits provided for in the Change in Control Agreement, as amended.
5.
(a) You have previously received a copy of the Company's Code of Ethics and Business Conduct and the Employee Matters and Statements. You agree to abide by the provisions of these statements at all times during your employment by the Company.

  (b) You will not during the term of your employment and for a period of two years thereafter, directly or indirectly, induce or attempt to induce an managerial, sales or supervising employee of the Company or its affiliates to render services to any other person, firm or corporation.

  (c) You acknowledge that the relationship between the parties hereto is exclusively that of employer and employee and that the Company's obligations to you are exclusively contractual in nature. The Company shall be the sole owner of all the fruits and proceeds of your services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties which you may create in connection with and during your term of your employment hereunder, free and clear of any claims by you (or anyone claiming under you) of any kind of character whatsoever (other that your right to compensation hereunder). You shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.

  (d) All memoranda, notes, records, and other documents made or compiled by you, or made available to you during the term of this Agreement concerning the business of the Company or it affiliates, shall be the Company's property and shall be delivered to the Company on the termination of this Agreement or at any other time on request. You shall keep in confidence and shall not use for yourself or others, or divulge to others, any information concerning the business not publicly available and which is obtained by you as a result of your employment, including but not limited to trade secrets or processes and information deemed by the Company to be proprietary in nature, unless disclosure is permitted by the Company or required by law.

  (e) The Company shall have the right to use your name, biography and likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement.

  (f) The covenants set forth in sub paragraphs (b), (c) and (d) above shall survive the termination of this Agreement.

6.
The services to be furnished by you hereunder and the rights and privileges granted to the Company by you are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action or law, and a breach by you of any of the provisions contained herein will cause the Company irreparable injury and damage. You expressly agree that the Company shall be entitled to seek injunctive and other equitable relief, to prevent a breach of this Agreement by you. Resort to equitable relief however, shall not be construed as a waiver of any preceding or succeeding breach of the same of any other term or provision. The various rights and remedies of the Company hereunder shall be construed to be cumulative and no one of them shall be exclusive to any other or of any other or of any right or remedy allowed by law.

7.
In consideration of the making of the Agreement, as well as of the other consideration stated herein, you expressly agree that if you continue in the employ of the Company after the end of this Agreement, your employment shall be at-will and shall otherwise be in accordance with the provisions of such then existing Company polices as may then be in effect applicable to comparable executives of the Company.

8.
This Agreement shall be governed by the laws of the State of California applicable to contracts performed entirely therein.

9.
This Agreement shall inure to the benefit of the success and general assigns of the Company and to the benefit of any other corporation or entity which is a parent, subsidiary or affiliate of the Company to which this Agreement is assigned, and any other corporation or entity into which the Company may be merged or with which it may be consolidated. Except as herein provided, this Agreement shall be nonassignable.

10.
Effective as of the date hereof, the Prior Agreement is terminated (except for the amendment of the Change in Control Agreement as referenced in paragraph 4(a) of this Agreement), and this Agreement shall hereafter govern your employment relationship with the Company.

Sincerely,
THE DIRECTV GROUP, INC.
By:

Title: President and CEO
Date:

DIRECTV, INC.
By:

Title: President and CEO
Date:

THE FOREGOING IS AGREED TO:
Michael W. Palkovic
Date